Filed pursuant to Rule 424(b)(5)

Registration No. 333-275190

AMENDMENT NO. 2 DATED December 15, 2025

To Prospectus Supplement dated August 13, 2025, as Amended

(To Prospectus Dated November 7, 2023)

Up to $508,000 of Shares

RELIANCE GLOBAL GROUP, INC.

Common Stock

This Amendment No. 2 to Prospectus Supplement (the “Amendment”) amends and supplements the information in our prospectus, dated November 7, 2023 (the “Prospectus”), and the prospectus supplement, dated August 13, 2025 (as amended by Amendment No. 1 to Prospectus Supplement dated September 18, 2025, the “Prospectus Supplement”), each of which were filed pursuant to our registration statement on Form S-3 (File No. 333-275190) (the “Registration Statement”). This Amendment should be read in conjunction with the Prospectus and Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus and the Prospectus Supplement. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus and Prospectus Supplement, and any future amendments or supplements thereto.

This Amendment is being filed in connection with our previously announced “at the market” offering program, and to update the remaining amount of shares of our common stock, par value $0.086 per share (our “common stock”), that we may issue and sell from time to time through or to H.C. Wainwright & Co., LLC (the “Agent”) as sales agent or principal, pursuant to the terms of our previously announced At Market Offering Agreement, dated August 13, 2025, between us and the Agent (the “ATM Agreement”).

Our common stock is listed on the Nasdaq Stock Market, or Nasdaq, under the symbol “RELI’’. As of December 15, 2025, the aggregate market value of our common stock held by non-affiliates, or the public float, pursuant to General Instruction I.B.6 of Form S-3 was $9,910,422, which was calculated based on 9,262,077 shares of our common stock outstanding held by non-affiliates as of December 15, 2025, and at a price of $1.07 per share, the last reported sale price for our common stock on October 28, 2025. As of the date hereof, we have offered and sold $2,794,667 of shares of our common stock pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.6) in any 12-calendar month period so long as our public float remains below $75.0 million.

We are filing this Amendment to amend the Prospectus Supplement to increase the maximum amount of shares we are eligible to sell under our Registration Statement pursuant to General Instruction I.B.6 of Form S-3. Accordingly, in accordance with the terms of the ATM Agreement, we may offer and sell common stock having an aggregate offering price of up to $508,000 from time to time through or to the Agent pursuant to the Prospectus and Prospectus Supplement, as amended by this Amendment. However, in the event that our public float increases or decreases, we may sell securities in public primary offerings on Form S-3 with a value up to one-third of our public float, as calculated pursuant to General Instruction l.B.6 and subject to the terms of the ATM Agreement. In the event that our public float increases above $75.0 million, we will no longer be subject to the limits in General Instruction l.B.6 of Form S-3.

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in the Prospectus and Prospectus Supplement, as well as those described in our other reports and documents we filed with the Securities and Exchange Commission (the “SEC”) that we incorporate by reference in the Prospectus, the Prospectus Supplement and this Amendment, before making a decision to invest in our common stock.

Neither the SEC, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement amendment is accurate or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this Amendment No. 2 to Prospectus Supplement is December 15, 2025